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                                                                    EXHIBIT 21.1

                         Subsidiaries of the Registrant

Infinity Technology Solutions, Inc., a Delaware corporation
Statewide General Synergy S2K, Inc., a California corporation
MER Resorts, Inc., a Delaware corporation